PROPERTY VALUATION ANALYSIS

This valuation has been prepared for the benefit of Rampart Capital Corporation, Owner of Jefferson Tower Retail Center by REOC Corp, for the purpose of determining market position and value.

The material in this presentation is based in part upon information furnished by the Owner of Jefferson Tower Retail Center and in part upon information obtained by REOC Corp, from sources deemed to be reliable. This information is believed to be accurate in all material respects, but no representation or warranty, expressed or implied, as to its accuracy or completeness is made by any party. Nothing contained herein should be relied upon as a promise or representation as to the future. Recipients should conduct their own investigation and analysis of the transaction described herein.




                                    REOC Corp

                                  January, 1998


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                          JEFFERSON TOWER RETAIL CENTER

                          Preliminary Opinion of Value

Our Preliminary Opinion of Value and estimate of sales prices for Jefferson Tower Retail Center located in Dallas, Texas consisted of estimating the value of the property using two (2) predominate methods of valuing commercial property: the income Approach and the Comparable Sales Approach.

INCOME APPROACH

Using projected 1998 net operating income of $155,425 before capital costs, we have valued the property on an "as is" all cash basis at 10 times the cashflow or $1,554,250 or $38.15/SF.

COMPARABLE SALES APPROACH

The most recent comparable sales can be found in the attached Recent Area Shopping Center Sales schedule. The four sales closest to size and location to Jefferson Retail have prices that range from $37.48 per square foot for 734 Jefferson Boulevard to $54.49 per square foot for DeSoto Clock Tower. All are recent sales with close proximity to Jefferson Tower Retail Center. The average price for these comparable sales is $42.23 per square foot, with an average occupancy of 99%, it is feasible that if the market is upgraded and rental rates increase that Jefferson Tower Retail Center may be valued somewhere between $38.15/SF and $50/SF in 18 months to two years when the Tower renovation is completed and if the market conditions improve.


THIS IS AN OPINION OF VALUE OR A COMPARATIVE MARKET ANALYSIS AND SHOULD NOT BE CONSIDERED AN APPRAISAL. In making any decision that relies upon our work, you should know that we have not followed the guidelines for development of an appraisal or analysis contained in the Uniform Standards of Professional Appraisal Foundation.

                          JEFFERSON TOWER RETAIL CENTER

                                 Property Brief


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

Location:                                                     300 block of West Jefferson
                                                              Dallas, Texas

Improvements:                                                 One-story retail building with solid wall concrete and
                                                              common brick veneer finish.

Significant Tenants as Measured by SF Occupied:               The Yes Group (12,259 SF) and
                                                              24  Hour Pawn (14,460 SF)

Site Size:                                                    Approximately 2.33 acres of land, more or less.

Zoning:                                                       CA1 - Commercial Area District

Occupancy:                                                    100% (Jan. 1998)

Date of Completion:                                           1929


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The information above has been obtained from sources believed reliable. While we do not doubt the accuracy, we have not valued it and maker no guarantee, warranty or representation about it. It is your responsibility to independently confirm its accuracy and completeness. You and your advisors should conduct a careful, independent investigation of the property to determine to your satisfaction the suitability of the property for your needs.